Exhibit 10.7

EXTERRAN HOLDINGS, INC.

AWARD NOTICE AND AGREEMENT
COMMON STOCK AWARD FOR NON-EMPOYEE DIRECTORS

Exterran Holdings, Inc. (the “Company”) has granted to you (the “Participant”) an Other Stock-Based Award consisting of shares of Common Stock under the Exterran Holdings, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “Plan”), subject to the terms and conditions set forth in this Award Notice and Agreement (the “Award Notice”) and the Plan.  Unless otherwise defined herein, capitalized terms used in this Award Notice shall have the respective meanings ascribed to them in the Plan.

The material terms of your Award are as follows:

1.                                      Award.  You have been granted shares of the Company’s Common Stock (the “Award” or “Stock”) subject to these terms and conditions.

2.                                      Grant Date.  The Grant Date of your Award is the date on which this Award is approved by the Board of Directors of the Company or an appropriate committee of the Board of Directors.

3.                                      Stockholder Rights.  The Company will register the Stock in your name. You will have the right to vote your Stock and receive dividends, if any.

4.                                      No Right to Continued Service.  Nothing contained in this Award Notice shall confer upon you any right to continued service (as a member of the Board or otherwise), or limit in any way the right of the Board to terminate or modify the terms of your service at any time.

5.                                      Data Privacy.  You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”).  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.

6.                                      Withholding. The Company and its Affiliates may elect, with your consent, to withhold a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations.

7.                                      Plan Governs.  Your Award and this Award Notice are subject to the terms of the Plan, a copy of which is available at no charge through your UBS account or which will be provided to you upon request as indicated in Section 11.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Paragraphs XV(I) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

8.                                      Adjustment.  This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

9.                                      Modifications.  The Company may, without your consent, make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.

10.                               Non-Solicitation/Confidentiality Agreement.  The greatest assets of the Company and its Affiliates (“Exterran” in this Section 10) are its employees, directors, customers, and confidential information.  In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 10, the terms of which you accept and agree to by accepting the Award.

a.                                     In order to assist you with your duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”).  Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran.  You agree, during your service to Exterran and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.

b.                                     In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (ii) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and related services, oil and natural gas production and processing equipment and related services or water treatment equipment and related services without, in each case, the prior written consent of Exterran.

c.                                      You agree that (i) the terms of this Section 10 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 10 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 10 is not illusory; (iii) the restrictions of this Section 10 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the consideration given by Exterran under this Section 10, including without limitation, the provision by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 10.

d.                                     You and Exterran agree that it was both parties’ intention to enter into a valid and enforceable agreement.  You agree that if any covenant contained in this Section 10 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.

e.                                      In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 10, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.  You agree that the period during which the covenants contained in this Section 10 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 10.

f.                                       You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.

g.                                      You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.

h.                                     Notwithstanding any other provision of this Award, the provisions of this Section 10 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof.  Any action or proceeding seeking to enforce any provision of this Section 10 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

11.                             Additional Information.  If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.7000 or at mystock@exterran.com.  You may also contact UBS at 713.654.4713.

12.                               Participant Acceptance.  If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.”  To reject the Award, select “Reject.”   Please note that if you reject the Award or do not accept the Award within 90 days of the Grant Date, the Award will be forfeited.